EXHIBIT 5.1

_________ Campbells Registered Foreign Law Firm 3002-04, 30/F Gloucester Tower The Landmark
China Liberal Education Holdings Limited	15 Queen’s Road Central
Floor 4, Willow House	Hong Kong
Cricket Square Grand Cayman KY1‐9010 Cayman Islands	D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E campbellslegal.com
30 May 2024	Our Ref: 17624-30740 Your Ref:
Dear Sirs	_________ CAYMAN | BVI | HONG KONG

China Liberal Education Holdings Limited

We have acted as Cayman Islands counsel to China Liberal Education Holdings Limited (the "Company") in connection with the Company’s registration statement on Form S-8 including all amendments or supplements thereto (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), to be filed with the United States Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Act") relating to the registration of (i) 20,000 ordinary shares of par value US$0.015 per share of the Company (the "Shares") to be issued under the 2023 Share Incentive Plan adopted by the shareholders of the Company on 30 November 2023 (the "2023 Share Incentive Plan") and offered for resale by certain selling shareholders identified in the Registration Statement; and (ii) 445,327 ordinary shares of par value US$0.015 per share of the Company that are reserved for issuance under the 2023 Share Incentive Plan (the “Reserved Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The 2023 Share Incentive Plan;

1.2	The Registration Statement;

1.3	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 27 February 2019;

1.4	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, reviewed by Campbells Corporate Services Limited on 28 May 2024;

1.5	A copy of the third amended and restated Memorandum and Articles of Association of the Company as registered and filed with the General Registry of the Cayman Islands on 8 December 2023 (the "A&R Memorandum and Articles");

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Paul Trewartha (Victoria (Australia)), Jane Hale (Queensland (Australia)) and

James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

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1.6	A copy of the written resolutions of the board of directors of the Company dated 28 May 2024 (the "Resolutions");

1.7	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 30 April 2024 (the "Certificate of Good Standing");

1.8	A certificate provided by a director of the Company dated 29 May 2024, a copy of which is attached hereto (“Director’s Certificate”); and

1.9	The records of proceedings of the Company on file with, and available for inspection on 28 May 2024, at the Grand Court of the Cayman Islands.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations. In giving these opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	Where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us.

2.3	The A&R Memorandum and Articles remain in full force and effect and are unamended.

2.4	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended;

2.5	The genuineness of all signatures, initials and seals.

2.6	There is nothing under any law (other than the law of the Cayman Islands) and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.7	The Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.8	Upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

2.9	There is nothing under the listing rules of the Nasdaq Global Market which would require the approval of shareholders of the Company for the issuance of Shares thereunder.

2.10	The current laws of the Cayman Islands in relation to the issue of shares under a share incentive plan remain unchanged and will still be in force at the time when the Reserved Shares are issued.

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3	Opinion

Based upon and subject to the foregoing assumptions and the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Shares to be issued by the Company have been duly and validly authorised pursuant to the Resolutions. When issued and paid for in accordance with the terms of the 2023 Share Incentive Plan and in accordance with the Resolutions, the Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.2	Reservation of 445,327 Reserved Shares for issue under the 2023 Share Incentive Plan has been duly and validly authorised pursuant to the Resolutions. With respect to the Reserved Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action under the then memorandum and articles of association to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the subscription price of such Reserved Shares (being not less than its par value) has been fully paid pursuant to the 2023 Share Incentive Plan and has been approved by the Board; and (iii) the issue of such Reserved Shares has been recorded in the Company's register of members (shareholders); the Reserved Shares will be duly authorized, validly issued, fully paid and non-assessable pursuant to the then memorandum and articles of association. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

4.1	In this opinion the phrase "non-assessable" means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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China Liberal Education Holdings Limited

(the “Company”)

Director’s Certificate

in connection with

The Registration Statement (as defined below)

To:	Campbells Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands

I, Ngai Ngai LAM, as Director of the Company refer to:

1	The Form S-8 Registration Statement in respect of the registration of 465,327 ordinary shares of par value US$0.015 per share that may be issued pursuant the 2023 Share Incentive Plan adopted by the shareholders of the Company on 30 November 2024 (“Registration Statement”); and

2	The opinion letter attached hereto (the “Opinion”) in connection with the Registration Statement from Campbells to the Company.

Terms defined in the Opinion have the same meaning in this Certificate.

This is the Director’s Certificate referred to in the Opinion.

I, Ngai Ngai LAM, hereby certify and warrant that as at the date hereof:

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The Third Amended and Restated Memorandum and Articles of Association of the Company as registered and filed with the General Registry of the Cayman Islands on 8 December 2023, remain in full force and effect and were unamended as at the date of this certificate;

2	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the Directors in any respect;

3	I am duly authorised to give this certificate on behalf of the Company.

I consent to a copy of this certificate being attached to the Opinion if required.

/s/ Ngai Ngai LAM
Name:	Ngai Ngai LAM
Director
Date:	May 29, 2024

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